UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2012

Mediacom LLC

Mediacom Capital Corporation

(Exact name of registrants as specified in their charter)

New York New York	333-82124-01 333-82124-04	06-1433421 06-1513997
(State or other jurisdiction of incorporation or organization)	(Commission File Nos.)	(I.R.S. Employer Identification Nos.)

100 Crystal Run Road

Middletown, New York 10941

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (845) 695-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Announcement of Offering

On January 31, 2012, Mediacom LLC and Mediacom Capital Corporation announced that they intend to offer (the “Offering”) $200.0 million aggregate principal amount of new senior notes due 2022 in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Preliminary Fourth Quarter 2011 Results

In connection with the Offering, Mediacom LLC provided to investors and potential investors its preliminary results for the quarter ending December 31, 2011 and such results are provided below. Investors are advised that Mediacom LLC has not yet completed its financial closing procedures for the year ended December 31, 2011, and the following information is based on its preliminary estimates. In addition, these estimates have not been audited or verified by Mediacom LLC’s independent auditors. Accordingly, these preliminary financial and operating data may change, and those changes may be material. Therefore, investors are cautioned not to place undue reliance on these estimates.

Mediacom LLC estimates that its revenues for the fourth quarter of 2011 increased as compared to the fourth quarter of 2010, but less than the 4.3% year-over-year growth rate in the third quarter of 2011. Mediacom also estimates that operating income for the fourth quarter of 2011 decreased compared to the prior year period due to increased depreciation and amortization expense of approximately $14 million partially offset by the factors described below. Mediacom LLC also estimates that growth in OIBDA for the fourth quarter of 2011 reflected a double-digit increase over the prior year period, but was less than the 11.7% year-over-year growth rate in the third quarter of 2011. For the definition of OIBDA, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mediacom LLC’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2011. Estimated capital expenditures for the fourth quarter of 2011 exceeded expenditures in the third quarter of 2011, driven primarily by bandwidth expansion spending and ongoing investment in an all-digital upgrade of our video platform.

Mediacom LLC also estimates that its basic subscriber losses were less than in the third quarter of 2011, and high speed data and phone subscribers remained approximately flat. Basic subscriber declines continued to be affected by intense price discounting by DBS providers, challenging economic conditions, including the weak housing market, and the company’s strategy to reduce price discounting for its video products. This price discipline and the resultant increase in monthly unit pricing contributed to a higher OIBDA margin compared to the fourth quarter of 2010. Margin improvement was also aided by the cost savings resulting from Mediacom LLC’s migration to an internal phone service platform that was previously outsourced to a third party. OIBDA margin is OIBDA divided by revenues.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name

99.1	Press Release dated January 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2012

Mediacom LLC

By:	/s/ Mark E. Stephan
	Name:	Mark E. Stephan
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2012

Mediacom Capital Corporation

By:	/s/ Mark E. Stephan
	Name:	Mark E. Stephan
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated January 31, 2012.

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